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                                                                    EXHIBIT 10.2

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                        ADMINISTRATIVE SERVICES AGREEMENT

                                 by and between

                         ALLSTATE LIFE INSURANCE COMPANY

                                       and

                    COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY


                          Effective as of June 1, 2004


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                        ADMINISTRATIVE SERVICES AGREEMENT

         This ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement"), effective as of June 1, 2004 (the "Effective Date"), is entered into by and between COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Texas (the "Company"), and ALLSTATE LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Illinois (the "Administrator").

                                    RECITALS:

         WHEREAS, the parties have entered into an Amended and Restated Reinsurance Agreement and a Reinsurance Agreement, both dated June 1, 2004 (collectively, the "Reinsurance Agreements"), pursuant to which the Administrator, as Reinsurer, reinsures the Policies as described under the terms of the Reinsurance Agreements (capitalized terms used herein and not defined herein, unless otherwise indicated, have the respective meanings assigned to them in the Reinsurance Agreements); and

         WHEREAS, the Company wishes to appoint the Administrator to administer the Policies, and the Administrator desires to provide such administrative services;

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                    AUTHORITY

         The Company hereby appoints the Administrator, and the Administrator hereby accepts appointment, to provide as an independent contractor of the Company, from and after the Effective Date, all of the administrative services necessary or appropriate with respect to the Policies including those set forth in this Agreement (the "Administrative Services"), all on the terms as set forth in this Agreement. In providing the Administrative Services, the Administrator shall handle all such matters, including but not limited to the billing and collection of premiums and the defense, adjustment, settlement and payment of all claims arising under the Policies, as more fully described below. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to direct the Administrator to perform any action necessary for the Policies or the Administrative Services thereof to comply with any federal, state, foreign or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to either party or any such party's subsidiaries, properties, assets, officers, directors, employees or agents ("Applicable Law"), or to cease performing any action that constitutes a violation of Applicable Law.

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                                   ARTICLE II

                STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING

         Section 2.1. STANDARD FOR SERVICES. The Administrator shall provide the Administrative Services in good faith and with the care, skill, prudence and diligence of a person experienced in administering life, health, and annuity business. Without limiting the generality of the foregoing, the Administrator shall provide the Administrative Services (i) in accordance with the terms of the Policies, (ii) in accordance with the applicable terms of this Agreement, (iii) in compliance with Applicable Law, (iv) in accordance with industry standards and, subject to the foregoing, (v) to the extent applicable, in the same manner as it conducts its own business not subject to this Agreement.

         Section 2.2. FACILITIES AND PERSONNEL. To the extent not sub-contracted to a Subcontractor, the Administrator shall at all times maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the performance standards set forth herein.

         Section 2.3. SUBCONTRACTING. The Administrator may subcontract for the performance of any Administrative Services with respect to the Policies to
(i) an Affiliate or (ii) any other Person or delayed (in each case, the "Subcontractor"); PROVIDED, that, no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with regards to the providing of such service or services as if provided by the Administrator.

                                   ARTICLE III

                                 CLAIMS HANDLING

         The Administrative Services with respect to claims for benefits including claims outstanding on the Effective Date, shall include the following:

         Section 3.1. CLAIM ADMINISTRATION SERVICES. The Administrator shall acknowledge, consider, review, investigate, deny, settle, pay or otherwise dispose of each claim for benefits reported under each Policy (each, a "Claim" and collectively the "Claims").

         Section 3.2. DESCRIPTION OF CLAIM ADMINISTRATION SERVICES. Without limiting the foregoing, the Administrator shall:

               (i) provide claimants under the Policy and their authorized representatives (collectively, "Claimants") with Claim forms and provide reasonable explanatory guidance to Claimants in connection therewith;

               (ii) establish, maintain and organize Claim files and maintain and organize other Claims-related records;

               (iii) review all Claims and determine whether the Claimant is eligible for benefits and if so, the nature and extent of such benefits;

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               (iv)      prepare and distribute to the appropriate recipients
                         any reports required by Applicable Law;

               (v) respond to all written or oral Claims-related communications that the Administrator reasonably believes to require a response; and

               (vi) maintain a complaint log with respect to the Policies in accordance with applicable requirements of Governmental Authorities and provide a copy of such log, continuously updated through the last day of each calendar quarter during the term of this Agreement, to the Company on or before the tenth business day of each calendar quarter covering changes during the preceding calendar quarter.

                                   ARTICLE IV

                        REGULATORY AND LEGAL PROCEEDINGS

         Section 4.1. REGULATORY COMPLAINTS AND PROCEEDINGS. The Administrator shall:

               (i) respond to any Claims payment related complaints or inquiries made by any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each a "Governmental Authority"), and shall make best efforts to do so within the Governmental Authority's requested time frame for response or if no such time frame is provided, within the time frame as allowed by Applicable Law; and promptly provide a copy of such response to the Company;

               (ii) promptly notify the Company of any non-Claims payment related complaints or inquiries initiated by a Governmental Authority, and of any proceedings (either Claims or non-Claims related) initiated by a Governmental Authority, and, in either case, use best efforts to prepare and send to the Governmental Authority, with a copy to the Company, a response within the Governmental Authority's requested time frame for response or if no such time frame is provided, within the time frame as allowed by Applicable Law; PROVIDED, that, subject to meeting such time frames, the Administrator shall provide such response to the Company for its prior review and comment;

               (iii) supervise and control the investigation, contest, defense and/or settlement of all complaints, inquiries and proceedings by Governmental Authorities at its own cost and expense, and in the name of the Company when necessary; and

               (iv) at the Company's request, provide to the Company a report in a form mutually agreed by the parties summarizing the nature of any complaints, inquiries or proceedings by Governmental Authorities, the alleged actions

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                         or omissions giving rise to such complaints, inquiries
                         or proceedings and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters.

         Section 4.2.    LEGAL PROCEEDINGS. The Administrator shall:

               (i) notify the Company promptly of any lawsuit, action, arbitration or other dispute resolution proceedings that are instituted or threatened with respect to any matter relating to the Policies ("Legal Proceeding(s)"), and in no event more than five (5) business days after receipt of notice thereof;

               (ii) supervise and control the investigation, contest, defense and/or settlement of all Legal Proceedings at its own cost and expense, and in the name of the Company when necessary; and

               (iii) keep the Company fully informed of the progress of all Legal Proceedings handled by the Administrator in which the Company is named a party and, at the Company's request, provide to the Company a report summarizing the nature of any Legal Proceedings, the alleged actions or omissions giving rise to such Legal Proceedings and copies of any files or other documents that the Company may reasonably request in connection with its review of these matters in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

         Section 4.3. NOTICE TO ADMINISTRATOR. The Company shall give prompt notice to the Administrator of any Legal Proceeding made or brought against the Company after the Effective Date arising under or in connection with the Policies to the extent known to it and not made against or served on the Administrator or a Subcontractor, and in no event more than five (5) business days after receipt of notice hereof, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith. The Administrator shall assume the defense of the Company.

         Section 4.4. DEFENSE OF REGULATORY AND LEGAL PROCEEDINGS. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to engage in its own separate legal representation, at its own expense, and to participate fully in the defense of any Legal Proceedings or complaints, inquiries or proceedings by governmental authorities with respect to the Policies in which the Company is a named party without waiving any right to indemnification it may have under Article XIV hereof. The Administrator and the Company shall cooperate with each other with respect to the administration of any Legal Proceeding and any complaint, inquiry or proceeding by governmental authorities.

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                                    ARTICLE V

                            BILLINGS AND COLLECTIONS

         Section 5.1. BILLING AND COLLECTION SERVICES. The Administrator shall assume all responsibility for billing and collecting premiums and other amounts payable with respect to the Policies from and after the Effective Date. The Company shall promptly remit to the Administrator any such amounts received by it with respect to the Policies.

                                   ARTICLE VI

                           CERTAIN ACTIONS BY COMPANY

         Section 6.1. FILINGS. The Company shall prepare and timely file any filings required to be made with any Governmental Authority that relate to the Company generally and not just to the Policies, including filings with guaranty associations and filings and premium tax returns with taxing authorities. The Administrator shall, in a timely fashion in light of the dates such filings by the Company are required, provide to the Company all information in the possession of the Administrator with respect to the Policies that may be reasonably required for the Company to prepare such filings and tax returns.

         Section 6.2. ANNUAL ADJUSTMENT. The Company shall pay or provide to the Administrator the benefit of any Post-Effective Date Assessments, which have been or can be applied to reduce the Company's premium tax liability ("Premium Tax Credits"). The Company shall provide to the Administrator by March 15 of each year a statement of the amount (the "Annual Adjustment") of (i) premium taxes due with respect to premiums collected during the prior calendar year (to the extent that such premium taxes constitute reinsured risks with respect to the Policies), less (ii) estimated premium taxes paid by the Administrator to the Company with respect to such premiums under the provisions of Article VII, less (iii) Premium Tax Credits for the prior calendar year. By March 30 of each year the Administrator shall pay to the Company the Annual Adjustment, if a positive amount, and the Company will pay or credit to the Administrator the Annual Adjustment, if a negative amount.

                                   ARTICLE VII

              QUARTERLY PREMIUM TAX AND INSOLVENCY FUND ACCOUNTINGS

         Section 7.1. QUARTERLY ACCOUNTINGS. Within thirty (30) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Company shall submit to the Administrator a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, an "Insolvency Fund Quarterly Accounting") setting forth the Insolvency Fund amounts assessed or payable to the extent that such assessments constitute reinsured risks with respect to the Policies (collectively, the "Post-Effective Date Assessments"). Within thirty (30) days after the last day of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall submit to the Company a written statement of accounting in a form and containing such information to be agreed upon by the parties hereto (each, a

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"Quarterly Premium Tax Accounting", and together with the Insolvency Fund
Quarterly Accountings, the "Quarterly Accountings") setting forth the estimated premium taxes due with respect to the Policies as a result of premiums collected during such quarter. Concurrent with the delivery of each Quarterly Premium Tax Accounting, the Administrator shall remit to the Company the amount set forth on such Quarterly Premium Tax Accounting with respect to such estimated premium taxes due and the amount set forth in such Insolvency Fund Quarterly Accounting with respect to the Post-Effective Date Assessments, and any other amounts owed to the Company pursuant to this Agreement; PROVIDED, HOWEVER, that any Post-Effective Date Assessments set forth in an Insolvency Fund Quarterly Accounting received by the Administrator less than five (5) Business Days prior to the Administrator's delivery of such Quarterly Premium Tax Accounting will be paid within fifteen (15) Business Days of receipt by the Administrator of such Insolvency Fund Quarterly Accounting. Each of the parties agrees to supply to the other a copy of all supporting data used in preparing the Quarterly Accountings prepared by such party.

         Section 7.2. ADJUSTMENTS REGARDING QUARTERLY ACCOUNTINGS. In the event that subsequent data or calculations require revision of any of the Quarterly Accountings, the required revision and appropriate payments thereunder shall be made within ten (10) Business Days after the parties hereto mutually agree as to the appropriate revision.

                                  ARTICLE VIII

                     REGULATORY MATTERS AND AUDIT REPORTING

         Section 8.1. REGULATORY COMPLIANCE AND REPORTING. The Administrator shall provide to the Company such information with respect to the Policies as is required to satisfy all current and future informational reporting, prior approval and any other requirements imposed by any Governmental Authority. Upon the reasonable request of the Company, the Administrator shall timely prepare such reports and summaries, including statistical summaries, as are necessary or reasonably required to satisfy any requirements imposed by a Governmental Authority upon the Company with respect to the Policies. In addition, the Administrator, upon the reasonable request of the Company, shall promptly provide to the Company copies of all existing records relating to the Policies (including, with respect to records maintained in machine readable form, hard copies) that are necessary to satisfy such requirements. Among other responsibilities:

               (i) The Administrator shall promptly prepare and furnish to Governmental Authorities all reports and related summaries (including, without limitation, statistical summaries), certificates of compliance and other reports required or requested by a Governmental Authority.

               (ii) The Administrator shall assist the Company and cooperate with the Company in doing all things necessary, proper or advisable, in the most expeditious manner practicable in connection with any and all market conduct or other Governmental Authority examinations relating to the Policies.

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         Section 8.2.    REPORTING AND ACCOUNTING.  The Administrator shall
assume the reporting and accounting obligations set forth below:

               (i) As soon as practicable but not more than forty (40) days after the end of each calendar quarter that this Agreement is in effect (or more frequently as mutually agreed by the parties), the Administrator shall timely provide to the Company reports and summaries of transactions (and, upon request of the Company, detailed supporting records) related to the Policies as may be reasonably required for use in connection with the preparation of the Company's statutory and GAAP financial statements, tax returns and other required financial reports and to comply with the requirements of the regulatory authorities having jurisdiction over the Company, including all premium written and earned and all Losses and Allocated Loss Adjustment Expenses paid. The parties shall cooperate in good faith to establish the manner for the providing of such reports.

               (ii) The Administrator shall provide to the Company such reports or summaries (and, upon the request of the Company, detailed supporting records therefor) related to the payment of commissions under the Policies as agreed by the parties.

         Section 8.3. ADDITIONAL REPORTS AND UPDATES. For so long as this Agreement remains in effect, each party shall periodically furnish to the other such other reports and information as may be reasonably required by such other party for regulatory, tax or similar purposes and reasonably available to it.

                                   ARTICLE IX

                      MISCELLANEOUS ADMINISTRATIVE SERVICES

         The Administrator shall assume the obligations set forth below:

               (i) The Administrator shall timely pay to the policyholders, including any certificateholder thereunder, any refunds of any kind due under the Policies.

               (ii) The Administrator shall process all policy changes, lapses, cancellations, and reinstatements in accordance with the terms of this Agreement and the express terms of the Policies and shall assume responsibility for providing all other administrative servicing in connection with the Policies.

               (iii) The Administrator shall pay commissions due under the Policies.

               (iv) The Administrator shall provide such other Administrative Services as are necessary or appropriate to fully effectuate the purpose of the Reinsurance Agreements and this Agreement, including such Administrative Services as are not performed by or on behalf of Company on the date hereof but

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                         the need for which may arise due to changes or
                         developments in Applicable Law.


                                   ARTICLE X

                                BOOKS AND RECORDS

         The Administrator shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Policies and the administration thereof in accordance with Applicable Law and its record management practices in effect from time to time for the Administrator's insurance business not covered by this Agreement, if any. The parties to this Agreement and their designated representatives may upon reasonable notice inspect, at the offices of the Administrator or the Company where such records are located, the papers and any and all other books or documents of the Administrator or the Company reasonably relating to this Agreement, including the Policies, and shall have access to appropriate employees and representatives of the other party, in each case during normal business hours for such period as this Agreement is in effect or for as long thereafter as any rights or obligations of any party survives or the Administrator or the Company reasonably need access to such records for regulatory, tax or similar purposes. The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement.

                                   ARTICLE XI

                                   COOPERATION

         Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time.

                                   ARTICLE XII

                              PRIVACY REQUIREMENTS

         In providing the Administrative Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the policyholders and other recipients of benefits under the Policies, the Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply with all confidentiality and security obligations applicable to them, in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders or benefit recipients, including the provisions of privacy policies under which such information was gathered, those laws currently in place and which may become effective during the term of this Agreement, including Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 and any other Applicable Laws. The Administrator shall entitle the Company and its agents and representatives, the Commissioner of Health and Human Services and such other Governmental Authorities to the extent required by

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Applicable Law, to audit the Administrator's compliance herewith. The
Administrator shall also enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by the Administrator about them, and to restrict use of such information. The Administrator shall promptly report to the Company any violation of this provision of which the Administrator becomes aware.

                                  ARTICLE XIII

                    CONSIDERATION FOR ADMINISTRATIVE SERVICES

         There shall be no fee or other consideration due to the Administrator for the performance of Administrative Services under this Agreement.

                                   ARTICLE XIV

                                 INDEMNIFICATION

         Section 14.1. INDEMNIFICATION. (a) As used in this Article XIV, "Loss" and/or "Losses" shall mean losses, liabilities, costs, claims, causes of action, demands, settlements, damages including compensatory, extra contractual and punitive damages, fines, penalties and expenses (including reasonable attorneys' fees and expenses).

               (b) Administrator agrees to indemnify and hold harmless Company and any of its directors, officers, employees, agents, representatives and affiliates (and the directors, officers, employees, agents and representatives of such affiliates) from any and all Losses arising out of or caused by any actual or alleged: (i) fraud, theft or embezzlement by directors, officers, employees, agents, subcontractors, successors or assigns of Administrator arising out of the performance of its obligations under of this Agreement during its term; (ii) failure, either intentional or unintentional, of Administrator to properly perform the services or take the actions required by this Agreement, including the failure to properly process, evaluate and pay claims or to comply with disbursement requests in accordance with the terms of this Agreement; (iii) acts of negligence or willful misconduct committed by directors, officers, employees, agents, subcontractors, successors or assigns of Administrator arising out of the performance of its obligations under its term; or (iv) failure of Administrator to comply with Applicable Laws, rules and regulations arising out of the performance of its obligations under its term of this Agreement, other than in the case of (i), (ii), (iii) or (iv), any failure on the part of Administrator caused by the action or inaction of the Company.

               (c) Company agrees to indemnify and hold harmless Administrator and any of its directors, officers, employees, agents, representatives and affiliates (and the directors, officers, employees, agents and representatives of such affiliates) from any and all Losses arising out of or caused by any actual or alleged: (i) fraud, theft or embezzlement by directors, officers, employees, agents, successors or assigns of Company arising out of the performance of its obligations under its term; (ii) failure, either intentional or unintentional of Company to take the actions required by this Agreement; (iii) acts of negligence or willful misconduct committed by directors, officers, employees, agents, successors or assigns of Company arising out of this

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Agreement during its term ; or (iii) failure of Company to comply with
Applicable Laws, rules and regulations arising out of this Agreement during its term other than any failure on the part of Company caused by the action or inaction of Administrator, including when acting in the name or on behalf of Company, whether or not in compliance with the terms of this Agreement.

         Section 14.2. INDEMNIFICATION PROCEDURES. (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after such Indemnified Party learns of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure . Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

               (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected without its written consent (such consent not to be unreasonably withheld or delayed); the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, or (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party.

               (c) The provisions of this Article XIV shall survive the termination of this Agreement. The indemnity provided in Sections 14.1(b) and 14.1(c) shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any matter covered by such Sections.

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                                   ARTICLE XV

                              DURATION; TERMINATION

         Section 15.1. DURATION. This Agreement shall commence on the Effective Date and continue with respect to each Policy until no further Administrative Services in respect of such Policy is required, unless this Agreement is earlier terminated under Section 15.2.

         Section 15.2. TERMINATION. (a) This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, on the occurrence of any of the following events:

               (i) A voluntary or involuntary proceeding is commenced in any jurisdiction by or against the Administrator for the purpose of conserving, rehabilitating or liquidating the Administrator;

               (ii) There is a material breach by the Administrator of any material term or condition of this Agreement that is not cured by the Administrator within ninety (90) days after receipt of written notice from the Company of such breach or act; or

               (iii) The Administrator is unable to perform the services required under this Agreement for a period of thirty
                         (30) consecutive days for any reason other than as a result of a Force Majeure, it being understood that nothing in this Section 15.2(a)(iii) shall relieve the Administrator from its administrative responsibilities under this Agreement. For purposes of this Agreement, "Force Majeure" means any acts or omissions of any civil or military authority, acts of God, acts or omissions of the Company, fires, strikes or other labor disturbances, equipment failures, fluctuations or non-availability of electrical power, heat, light, air conditioning or telecommunications equipment, or any other act, omission or occurrence beyond the Administrator's reasonable control, irrespective of whether similar to the foregoing enumerated acts, omissions or occurrences;

               (iv) The Reinsurance Agreements are terminated for any reason.

               (b) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

               (c) In the event that this Agreement is terminated under any of the provisions of Section 15.2(a), the Administrator shall select a third-party administrator to perform the services required by this Agreement. The Company shall have the right to approve any such administrator selected by the Administrator, but such approval will not unreasonably be withheld or delayed. If the Administrator fails to select an administrator pursuant to this
Section 15.2(c), the Company shall select such an administrator. In either case, the Administrator shall pay all fees and charges imposed by the selected administrator and shall bear all transition costs associated with the transition of the performance of the services required under this Agreement to such administrator.

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                                   ARTICLE XVI

                               DISPUTE RESOLUTION

         Section 16.1. RESOLUTION OF DAMAGES. As a condition precedent to any right arising under this Agreement, any dispute between the Company and the Administrator arising out of the provisions of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner set forth in this
Article XVI. Either party may initiate arbitration of any such dispute by giving written notice to other party by registered mail or a recognized overnight courier of its intention to arbitrate in accordance with Section 16.3.

         Section 16.2. COMPOSITION OF PANEL. The arbitration shall be conducted by a panel of three (3) arbitrators, who shall be disinterested current or former executive officers of life or health insurance companies other than the two parties to this Agreement or their Affiliates appointed by the American Arbitration Association, Chicago, Illinois, in its sole discretion, and none of the parties to the arbitration shall have any right to dispute, contest or otherwise challenge the appointment of the arbitrator.

         Section 16.3. NOTICE OF INTENTION TO ARBITRATE. The party requesting arbitration (hereinafter referred to as the "claimant") shall give written notice of its intention to arbitrate by registered mail or a recognized overnight courier to the other party (hereinafter referred to as the "respondent").

         Section 16.4. CHOICE OF FORUM. Any arbitration instituted pursuant to this Article XVI shall be held in Northbrook, Illinois, or such other place as the parties may mutually agree.

         Section 16.5. SUBMISSION OF DISPUTE TO PANEL. Unless otherwise extended by the arbitration panel, or agreed to by the parties, the claimant shall submit its brief to the panel within forty-five (45) days after the appointment of the arbitration panel. The respondent shall submit its brief within forty-five (45) days thereafter. The claimant may submit a reply brief within thirty (30) days after the filing of the respondent's brief. Notwithstanding anything herein to the contrary, the time period for submission of the case to the panel may be extended or modified by mutual consent of the parties.

         Section 16.6. PROCEDURE GOVERNING ARBITRATION. Each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the panel shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the panel. The panel shall be the final judge of the procedures of the panel, the conduct of the arbitration, the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any

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

participating party. To the extent permitted by law, the panel shall have the authority to issue subpoenas and other orders to enforce their decisions.

         Section 16.7. ARBITRATION AWARD. The arbitration panel shall render its decision within sixty (60) days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act.

         Section 16.8. COST OF ARBITRATION. Unless otherwise allocated by the panel, each party shall bear the expense of its own witnesses and shall equally bear with the other parties the expense of the arbitration panel and the arbitration.

         Section 16.9. LIMIT OF AUTHORITY. It is agreed that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.


                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

         Section 17.1. HEADINGS AND SCHEDULES. Headings used herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules are a part of this Agreement.

         Section 17.2. NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

               If to the Company:

               Columbia Universal Life Insurance Company

               3100 Sanders Road
               Northbrook, IL 60062-7154
               Attn: Treasurer

               If to the Administrator:

               Allstate Life Insurance Company
               Attn: Treasurer
               3075 Sanders Road, Suite G2H

               Northbrook, IL 60062-6127

               With a copy to:

               Allstate Insurance Company
               Attn: Susie Lees, Assistant Secretary and
                     Assistant General Counsel
               2775 Sanders Road, Suite A2
               Northbrook, IL 60062-6127

or to such other address or to such other Person as either party may have last designated by notice to the other party.

         Section 17.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto. Any assignment in violation of this Section 17.3 shall be void and shall have no force and effect.

         Section 17.4. EXECUTION IN COUNTERPART. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 17.5. CURRENCY. Whenever the word "Dollars" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

         Section 17.6. AMENDMENTS. This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Administrator.

         Section 17.7. GOVERNING LAW. This Agreement will be construed, performed and enforced in accordance with the laws of the State of Illinois without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

         Section 17.8. ENTIRE AGREEMENT; SEVERABILITY. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

         Section 17.9. NO WAIVER; PRESERVATION OF REMEDIES. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

         Section 17.10. THIRD PARTY BENEFICIARY. Nothing in this Agreement will confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

         Section 17.11. NEGOTIATED AGREEMENT. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

         Section 17.12. INTERPRETATION. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 17.13. SURVIVAL. Article XIV, XV and Article XVI shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the Company and the Administrator have executed this Agreement as of the date first above written.

                            COLUMBIA UNIVERSAL LIFE INSURANCE
                            COMPANY


                            By:                /s/
                               ---------------------------------------

                            Name: James P.Zils
                                 -------------------------------------

                            Title: Treasurer
                                  ------------------------------------


                            ALLSTATE LIFE INSURANCE COMPANY

                            By:                /s/
                               ---------------------------------------

                            Name: Samuel H. Pilch
                                 -------------------------------------

                            Title: Group Vice President and Controller
                                  ------------------------------------

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